FORBEARANCE AGREEMENT

   This Agreement, dated effective as of May 14, 1996 (the "Effective Date"), is by and between Highland Ridge Limited Partnership, a Minnesota limited partnership ("Developer"), and Summit Tax Exempt L.P. II, a Delaware limited partnership ("Bondholder"), and is made with reference to the following:

                                    RECITALS

   A. Developer is the owner of a 228-unit multifamily residential rental housing development known as Highland Ridge Apartments, located in the City of St. Paul, Ramsey County, Minnesota (the "Project"). The cost of acquiring, constructing, improving and equipping the Project was financed by the Housing and Redevelopment Authority of the City of St. Paul (the "Issuer"), by the issuance of this Multifamily Housing Revenue Bond, Series 1987 (Highland Ridge Project), in the principal amount of $15,000,000 (the "Bond"), pursuant to a Resolution adopted as of January 28, 1987 (the "Resolution").

   B. The terms of the Bond, the security therefor, the rights and remedies of the holders thereof, and various other matters in connection therewith were prescribed pursuant to an Indenture of Trust dated as of February 1, 1987 (the "Indenture"), between Issuer and First Trust National Association, formerly known as First Trust Company, Inc., a Minnesota corporation, as Trustee.

   C. Proceeds of the Bond were loaned to Developer by Issuer pursuant to a Loan Agreement between Issuer and Developer dated as of February 1, 1987 (the "Loan Agreement"), which evidenced the indebtedness of Developer in the amount of $15,000,000. The obligations of Developer under the Loan Agreement are secured by a Building Loan Mortgage and Security Agreement to the Trustee, dated as of February 1, 1987 (the "Mortgage"), recorded on March 11, 1987 as Document No. 2366715 in the Office of the County Recorder, Ramsey County, Minnesota (the "Recorder's Office"), and as Document No. 828971 in the Office of the Registrar of Titles, Ramsey County, Minnesota (the "Registrar's Office"); an Assignment of Leases, Rents and Other Income to the Trustee, dated as of February 1, 1987 (the "Assignment"), recorded on March 11, 1987 as Document No. 2366716 in the Recorder's Office, and as Document No. 828972 in the Registrar's Office; and various other loan documents defined in the Loan Agreement (collectively, the Bond, Indenture, Loan Agreement, Mortgage, Assignment and such other documents are called the "Loan Documents", and all other capitalized terms used herein and not otherwise defined shall have the meaning given in the Indenture).

   D. The Bond issue pursuant to the Indenture was purchased and is owned as of the date hereof by Bondholder.

   E. Developer has failed to pay when due certain amounts of Base Interest as defined in the Indenture, which constitutes an Event of default pursuant to various provisions of the Loan Documents. Additionally, Developer has failed to pay certain real property taxes and assessments when due, which also constitutes and Event of Default pursuant to various provisions of the Loan Documents.

   F. Pursuant to Section 8-2(a) of the Indenture, Bondholder, as the sole owner of the Bond, is the designated "Acting Party" with the sole authority to take actions with respect to any Event of Default. Developer has requested that Bondholder, in its capacity as Acting Party, agree to forebear from enforcing its remedies as a result of certain defaults with respect to the non-payment of Base Interest, taxes, assessments and insurance when due.

   In consideration of the mutual promises herein made, Bondholder and Developer hereby agree as follows:

                                    AGREEMENT

   1. Existing Defaults

   Developer's failure to pay before the date hereof one-eighth of the Base Interest Payments due on November 15 and December 15, 1995 and January 15, 1996, and the Base Interest Payments due on February 15, March 15 and April 15,
1996, is called the "Interest Default." Developer's failure to pay before the date hereof real property taxes and installments of special assessments due with respect to the Project before delinquency on October 15, 1994, May 15, 1995, and October 15, 1995, is called the "Tax Default." Provided that and so long as Developer satisfies all conditions of and performs all of its obligations under this Agreement and the Loan Documents as modified hereby, Bondholder agrees to forebear from enforcing any of its remedies available under the Loan Documents for the Interest Default or Tax Default.

   Bondholder's agreement to forebear from enforcing its remedies under the Loan Documents does not constitute a foregiveness of amounts past due as a result of the Interest Default or the Tax Default. Rather, such amounts shall be deferred and paid in accordance with this Agreement so long as all of the conditions required for such forbearance are met.

   2. Conditions for Forbearance.

   As a condition of Bondholder's continuing forbearance as described in Section 1 above, Developer shall timely fulfill the following obligations:

   A. Time is of the essence of this Agreement. Developer shall on or before noon New York time on the Effective Date, make payment of all accrued but unpaid Base Interest at the rates as provided in Section 3, below, for the period from and including October 16, 1995 through the fifteenth day of the month in which the Effective Date occurs;

   B. Beginning with the Base Interest payment due on the Interest Payment Date next following the Effective Date, and on each Interest Payment Date thereafter, Developer shall pay Base Interest as provided in Section 3, below;

   C. On or before the Effective Date, Developer shall pay one-third of the delinquent real property taxes and installments of special assessments due to the Project; on or before nine months after the Effective Date, Developer shall pay one-half of the then balance of the delinquent real property taxes and installments of special assessments due for the Project; and on or before October 15, 1997, Developer shall pay the entire remaining balance of all delinquent real property taxes and installments of special assessments due for the Project;

   D. Beginning on the first Interest Payment date after the Effective Date, and on each Interest Payment Date thereafter, Developer shall deposit in the escrow account established pursuant to Section 4 hereof amounts to be estimated and calculated by Bondholder sufficient to pay all future payments of property taxes and installments of special assessments for the Project as they become due and payable and before they become delinquent;

   E. On or before the date hereof, Stuart H. Nolan ("Principal"), one of the general partners of Developer, in his individual capacity, personally gives to Bondholder the Vanishing Guaranty in the form attached hereto as Exhibit A, and hereby made a part hereof, and from and after the date hereof Principal continues to meet the Minimum Net Worth Requirement as defined in the Vanishing Guaranty;

   F. From and after the date hereof, Principal and Nolan Properties, Inc., a Minnesota corporation ("NPI"), shall be the only general partners of Developer and NPI shall be under the control of Principal, unless:

       i. otherwise agreed in writing by Bondholder; or

      ii. if Principal ceases to be a general partner of Developer for any reason other than incapacity or death, he is simultaneously replaced by a general partner reasonably acceptable to Bondholder and a new guaranty in the form of the Vanishing Guaranty is simultaneously provided to Bondholder from a guarantor reasonably acceptable to Bondholder; or

     iii. if Principal ceases to be a general partner of Developer by reason of the death or incapacity of Principal, he is replaced within six months after the date of death of final court determination of incapacity by a general partner reasonably acceptable to Bondholder and a new guaranty in the form of the Vanishing Guaranty is provided to Bondholder within six months after the date of death from a guarantor reasonably acceptable to Bondholder and no other Forbearance Termination Event (as hereafter defined) occurs which remains uncured after the expiration of the Cure Period (as hereafter defined).

   G. All legal fees, costs and other out-of-pocket expenses incurred by Bondholder in connection with or related to this Agreement ("Forbearance Expenses") are paid by Developer. To the extent that there is Cash Flow remaining on an annualized basis after all payments due under the Loan Documents and this Forbearance Agreement other than the Forbearance Expenses and Bond Expenses as defined in Section 11, below, have been made ("Excess Annualized Cash Flow"), Developer may, at its option, apply the Excess Annualized Cash Flow to the payment of Forbearance Expenses and Bond Expenses.

   3. Future Base Interest Payments.

   As required by Section 2.B above, one condition of Bondholder's forbearance is that Developer make certain payments as provided in this Section 3. The parties anticipate that the Cash Flow of the Project may be inadequate to pay Base Interest for some time. Bondholder agrees to forbear from enforcing its remedies under the Loan Documents as to such future defaults for the nonpayment of Base Interest when due, so long as the following terms and conditions are satisfied:

   A. All Operating Expenses of the Project, as defined in the Indenture and as specified in annual budgets to be approved by Bondholder (including any fees owned to the Issuer and Trustee) (other than the payment of Base Interest), are paid when due pursuant to the Loan Documents;

   B. All deposits to the Replacement Reserve Funds are made when due pursuant to the Loan Documents and Section 3(e)(iii), below;

   C. All deposits to the Tax Escrow established pursuant to section 4 below are made when due;

   D. Monthly installments of Base Interest, calculated by multiplying the outstanding principal balance of the Bond by the "Minimum Pay Rates" set forth below for the applicable time period are paid when due on each Interest Payment Date. The Minimum Pay Rates used to calculate the monthly installments of Base Interest shall be calculated in accordance with the following schedule of time periods and interest rates:

   Time Periods                 Minimum Pay Rated
   ------------                 -----------------
   10/16/95 - 10/15/96            7.00% per annum
   10/16/96 - 10/15/97            7.25% per annum
   10/16/97 - 10/15/98            7.50% per annum
   10/16/98 - 10/15/99            7.75% per annum
   10/16/99 - Maturity            8.00% per annum


   Developer acknowledges and understands that the Minimum Pay Rates established herein are for purposes of payment schedules only, and that the rate for the accrual of Base Interest is and shall remain at eight (8.0%) percent per annum pursuant to the Loan Documents. All Base Interest that remains unpaid from time to time, together with interest thereon as provided in the Bond, shall accrue, and be paid as provided in subsections E and G, below.

E. Beginning as of January 1, 1996, all remaining Cash Flow of the Project (if any), after making the payments and deposits required by subparagraphs
   (A), (B), (C), and (D), above, shall be applied quarterly at the end of each calendar quarter and adjusted annually at the end of each calendar year as follows:

   i. One-third (1/3) to the payment of accrued but unpaid Base Interest, Primary Contingent Interest and Supplemental Contingent Interest, and interest thereon, as provided in the Bond, Loan Agreement and Indenture.

   ii. One-third (1/3) shall be deposited in a working capital escrow account to be held by Bondholder (or its designee) to be used for month to month working capital or operating deficits requirements of the Project. At any time that the balance in this account exceeds $150,000.00, this one-third shall be applied as provided in subparagraph (E)(i), above.

  iii. One-third (1/3) shall be deposited in a replacement reserve escrow account to be held by Bondholder (or its designee) to be used for replacement reserve items or capital repairs of the Project. At any time that the balance in this account exceeds $150,000.00, this one-third shall be applied as provided in subparagraph (E)(i), above.

F. After the payment of all accrued and unpaid Base Interest and Contingent Interest, and interest thereon (if any), when and as due, all remaining Cash Flow of the Project shall be distributed in accordance with the terms of the Bond and Indenture.

      payable and form demanding payment thereof in the manner set forth herein shall in no event or under any circumstance be construed as a waiver by Bondholder, in whole or in part, of the existing events of default under the Loan Documents.

   F. Notwithstanding anything contained herein to the contrary, Developer shall have and shall retain, through and including the date of any transfer of the Project by means of a Title Transfer or prior to the conducting of the foreclosure sale in a Foreclosure, the right to reinstate the loan and the Loan Documents by paying to Bondholder the full amount of all principal, interest (including, without limitation, Base Interest (as defined in the Loan Documents), accrued interest, deferred interest, contingent interest and any other type or kind of interest payable under the Loan Documents), fees, costs and expenses of Bondholder and any other amounts payable under the Loan Documents due and payable through the time of such reinstatement as provided under Minnesota law, without any offsets or counterclaims of any kind; and thereupon the Loan Documents, shall remain in full force and effect, any Receivership shall be terminated, and this Forbearance Agreement shall terminate, all as if no Forbearance Termination Event had occurred. After the occurrence of a foreclosure sale, Developer shall have the six month right of redemption as provided by Minnesota law.

   6. Defaults and Remedies.

   The Developer's full and continuing compliance with every provision of this Agreement shall be an express condition of the forbearance by Bondholder pursuant to this Agreement. In particular, the failure to pay when due any amount required to be paid or deposited by this Agreement shall constitute a default hereunder. Upon the occurrence of a Forbearance Termination Event which is not cured within the Cure Period, without further notice to the Developer and Bondholder shall have the right to exercise any rights or remedies available to it under the Loan Documents or this Agreement. In addition, the Assignment is amended hereby to include specifically the right of the Trustee to obtain the appointment of a receiver for the Project as Provided in Minn. Stat. 559.17, Subd, 2, upon the occurrence of a Forbearance Termination Event which is not cured within the Cure Period.

   7. Non-Waiver of Other Defaults.

   Bondholder's agreement to forbear as provided herein is expressly limited to the provisions, terms and conditions set forth herein, and, in accordance with various provisions of the Loan Documents, no such agreement shall extend to any other Event of Default or impair any right or remedy consequent thereto; except that defaults in payments to the Replacement Reserve prior to the Effective Date ("Replacement Reserve Defaults") are waived so long as all Replacement Reserve payments due on and after the Effective Date are made when due as provided in the Loan Documents and this Forbearance Agreement.

   8. Redemption of Bond Prior to Maturity.

   The Maturity Date of the Bond is February 1, 2007, pursuant to the Bond and Indenture. Upon the occurrence of certain events, the Bond is subject to mandatory redemption after the first day of the Reference Month in 1999 prior to maturity in accordance with Section 3-1 of the Indenture. Provided that as of the first day of the Reference Month in 1999 there has not occurred a Forbearance Terminatin Event which has not otherwise been cured wtihin the applicable Cure Period, and from time to time thereafter subject to the expiration of the relevant Cure Period(s) afer the occurrence of any subsequent Forbearance Termination Event(s), Bondholder agrees that is will forbear its rights to elect and require redemption of the Bond on any date prior to the earlier of December 1, 2005, or the expiration of the relevant Cure Period(s) related to Forbearance Termination Event(s).

   9. Concession Fees.

   In consideration of the agreements of Bondholder contined herein, Developer agrees to pay to Bondholder from time to time a fee equal to thirteen and thirty-three one hundredths percent (13.33%) of all Net Cash Flow and Net Sales or Refinancing Proceeds payable and distributable to Developer, specifically excluding any such distributions which are applied to payment of deferred Base Interest, Primary Deferred Contingent Interest, or are subject to the payment of Contingent Interest; and an additional fee equal to thirty-five percent (35%) of the first $931,180.00 of all Net Sales or Refinancing Proceeds payable and distributable to Developer, specifically excluding any such distributions which are applied to payment of deferred Base Interest, Primary Deferred Contingent Interest, or are subject to the payment of Contingent Interest (the "Concession Fees"). The Concession Fees shall be paid to Bondholder simultaneously with the payment of Contingent Interest as provided in the Bond and Indenture.

   10. Payment of Fees and Expenses.

   In accordance with Section 9.05 of the Loan Agreement, Develper shall pay all legal fees, title insurance, Issuer fees, costs and other out-of-pocket expenses incurred in conection with this Agreement within thirty (30) days following receipt of demand from Bondholder, which demand shall include supporting materials for any costs or other out-of-pocket expenses incurred. An estimate of these costs as of the Effective Date is attached as Schedule B hereto.

   11. Tax-Exempt Status.

   In order to maintain the tax-exempt status of the Bond, the Issuer may be taking certain actions to approve the terms of this Agreement. Developer will cooperate with any requirements now or in the future to ensure the Bond remains tax-exempt. Developer will pay all costs and fees of the Issuer, Bondholder, and their respective counsel in connection therewith ("Bond Expenses"). The parties acknowledge that the only action they have requested of the Issuer is the adoption of a resolution approving this Agreement.

   12. Estoppel.

   The parties agree that the principal amount necessary to satisfy the Bond as of the Effective Date is $15,000,000 plus accrued interest and fees as provided in the Loan Documents. Developer certifies to Bondholder that is has and claims no offset or defense against the obligations evidenced by the Loan Documents of this Agreement.

   13. Reaffirmation of Warranties.

   Developer affirms to Bondholder each of the representations, warranties, covenants and agreements of Developer set forth in the Loan Documents with the same force and effect as if each were separately stated herein and made as of the Effective Date.

   14. No Default.

   Developer ratifies, affirms, acknowledges, and agrees that the Loan Documents represent the valid, enforceable and collectible obligation of Developer, and hereby acknowledge that there are no existing claims, defenses (personal or otherwise) or rights of set-off whatsoever with respect to any of the Loan Documents or this Agreement, and further acknowledges and represents that no event has occurred and no condition exists which would constitute a default under the Loan Documents or this Agreement except for the Replacement Reserve Defaults, the Interest Default and the Tax Default.

   15. Validity.

   Developer agrees that except as modified herein or in any other written agreement between Bondholder and Developer all of the terms and provisions of the Loan Documents remain in full force and effect and are hereby ratified and reaffirmed.

   16.  Liens.

   Developer agrees that this Agreement in no way acts as a release or relinquishment of any liens, security interest or rights (collectively called the "Liens") securing payment of the Bond, including without limitation, the Liens created by the Mortgage or any of the other Loan Documents. The Liens are hereby renewed, extended, ratified and confirmed by Developer in all respects.

   17. Governing Law.

   This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

   18. Release of Bondholder From All Claims, Actions, Rights of Setoff and Defenses.

   Developer hereby releases, waives and forever discharges any and all legal or equitable claims, counterclaims, causes of action, defenses, affirmative defenses, rights of set-off, known or unknown, which Developer may have against Bondholder, the Issuer, and the Trustee in connection with the loan evidenced by the Loan Documents and this Agreement and any dealings related thereto, as provided in the Release Agreement of even date herewith from Developer to Bondholder in the form attached hereto as Exhibit B, and hereby made a part hereof. Developer shall obtain and provide to Bondholder, Issuer and Trustee, a release, waiver and discharge from each of its partners, of any and all legal or equitable claims, counterclaims, causes of action, defenses, affirmative defenses, rights of set-off, known or unknown, which the partners may have against Bondholder, the Issuer, and the Trustee in connection with the loan evidenced by the Loan Documents and this Agreement and any dealings related thereto, substantially in the form of the Release Agreement attached hereto as Exhibit B.

   19. Time of the Essence.

   Time is of the essence as to all of the obligations of Developer under this Agreement and under the Loan Documents. Developer understands and agrees that any failure to perform strictly in accordance with the terms of this Agreement or the Loan Documents, including any applicable grace or cure periods, shall constitute a Forbearance Termination Event.

   20. No Election of Remedies.

   Developer acknowledges and agrees that nothing under this Agreement constitutes an irrevocable election of Bondholder's remedies under the terms of the Loan Documents.

   21. Entire Agreement,

   This Agreement contains the entire understanding between the parties and, to the extent any prior agreements and understandings are in conflict with this Agreement, supersedes any prior understandings and agreements between them respecting the subject matter hereof. With the exception of the Loan Documents, there are no other representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto or any of them, relating to the subject matter of this Agreement. No amendment of or supplement to this Agreement shall be valid or effective unless made in writing and executed by the parties hereto.

   22. Counterparts.

   This Agreement may be signed by the parties in counterpart, each of which shall be effective as an original.

   23. Issuer Approval.

   This Agreement shall be conditioned on the approval of the terms hereof by the Issuer.

   "The approval by the Issuer of this Agreement shall not give rise to any pecuniary liability of the Issuer or a charge upon its general credit or taxing powers. Neither the Board of Commissioners of the Issuer nor any officer, employee or agent of the Issuer approving or executing the Forbearance Agreement shall be subject to any personal liability by the reason of the approval thereof."

   IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

             [The remainder of this page is intentionally blank]

                                    SUMMIT TAX EXEMPT L.P. II, by Related Tax
                                    Exempt Associates II, Inc., a Delaware
                                    corporation, its authorized General Partner


                                         /s/ Alan Hirmes
                                    By:  __________________________________

                                         Vice President
                                    Its: __________________________________
STATE OF NEW YORK    }ss.
COUNTY OF NEW YORK   }

    The foregoing instrument was acknowledged before me this 26 day of April, 1996, by Alan Hirmes the Vice President of Related Tax Exempt Associates II, Inc., a Delaware corporation, as general parter of Summit Tax Exempt L.P. II, a Delaware limited partnership, on behalf of the corporation and limited partnership.

                                     /s/ Noelle Gilkinson
                                     ---------------------------------------
                                     Notary Public

                                NOELLE GILKINSON
                        Notary Public, State of New York
                                 No. 3O-4729331
                           Qualified in Nassau County
                       Certificate Filed in New York County
                          Commission Expires 2/28/97

                             HIGHLAND RIDGE LIMITED PARTNERSHIP
                             By: /s/ Stuart H. Nolan
                             ---------------------------------------
                             Stuart H. Nolan, Its General Partner

                        and by Nolan Properties, Inc., its General Partner

                                      By: /s/ Stuart H. Nolan,
                                      ----------------------------------------
                                      Stuart H. Nolan, Its President

STATE OF MINNESOTA  }ss.
COUNTY OF HENNEPIN  }

   The foregoing instrument was acknowledged before me this 21st day of March, 1996, by Stuart H. Nolan, as general partner of Highland Ridge Limited Partnership, a Minnesota limited partnership, on behalf of the partnership.


                                      /s/ Anita M. Spading
                                      ---------------------------------------
                                      Notary Public
ANITA M. SPADING
[STAMP] NOTARY PUBLIC -- MINNESOTA
HENNEPIN COUNTY
My Comm. Expires Jan. 31, 2000

STATE OF MINNESOTA   }ss.
COUNTY OF HENNEPIN   }

   The foregoing instrument was acknowledged before me this 21st day of March, 1996, by Stuart H. Nolan, President of Nolan Properties, Inc., as general partner of Highland Ridge Limited Partnership, a Minnesota limited partnership, on behalf of the corporation and partnership.



                                      /s/ Anita M. Spading
                                      ---------------------------------------
                                      Notary Public
ANITA M. SPADING
[STAMP] NOTARY PUBLIC -- MINNESOTA
HENNEPIN COUNTY
My Comm. Expires Jan. 31, 2000

Approved:
                                      FIRST TRUST NATIONAL ASSOCIATION,
                                      formerly known as FIRST TRUST COMPANY,
                                      INC., Trustee



                                      By: /s/
                                      ---------------------------------------
                                      Its: Vice President
                                      ---------------------------------------


                                      By: /s/
                                      ---------------------------------------
                                      Its: Vice President
                                      ---------------------------------------

STATE OF MINNESOTA}
COUNTY OF DAKOTA  }   ss.

   The foregoing instrument was acknowledged before me this 1st day of May, 1996, by David H. Bluhm and Jackie ??? the Vice President and Vice President of First Trust National Association, formerly known as First Trust Company, Inc., a Minnesota corporation, as Trustee, on behalf of the corporation.



                                       Georgine J. Koessl
                                       --------------------------------------
                                       Notary Public
GEORGINE J. KOESSL
[STAMP] NOTARY PUBLIC - MINNESOTA
DAKOTA COUNTRY
My Commission Expires Jan. 31, 2000

                                       APPROVED:

Approved as to form:                   HOUSING AND REDEVELOPMENT
                                       AUTHORITY OF THE CITY OF SAINT PAUL

/s/ _________________________          By: /s/ Dave Thune
Assistant City Attorney                --------------------------------------
                                           Dave Thune, its Chiarman


                                       By: /s/Dan B. Bostrom
                                       --------------------------------------
                                           Dan B. Bostrom, its Secretary


                                       By: /s/ Larry Buegler
                                       --------------------------------------
                                           Larry Buegler,
                                           its Executive Director


                                       By: /s/ Martha Larson
                                       --------------------------------------
                                           Martha Larson, its Director
                                           Finance and Management Services

STATE OF MINNESOTA}
COUNTRY OF RAMSEY}   ss.

   The foregoing instrument was acknowledged before me this 29th day of April, 1996 by Dave Thune, Dan B. Bostrom, Larry Buegler, and Martha Larson respectively the Chairman, Secretary, Executive Director and Director of Finance and Management Services of the Housing and Redevelopment Authority of the City of Saint Paul, on behalf of the authority.

                                        /s/ Rosemary Fredette
                                        -------------------------------------
                                       Notary Public


ROSEMARY FREDETTE
[STAMP] NOTARY PUBLIC -- MINNESOTA
RAMSEY COUNTY
My Comm. Expires Jan. 31, 2000

                                   EXHIBIT A
                                       TO
                              FORBEARANCE AGREEMENT

                               GUARANTY OF PAYMENT

   This Guaranty is given effective as of               , 1996.

                                    RECITALS

   A. Highland Ridge Limited Partnership, a Minnesota limited partnership ("Developer") is the owner and holder of fee title in certain premises located in the City of Saint Paul, Ramsey County, Minnesota, which premises are commonly known as Highland Ridge Apartments (Such premises, together with the improvements located thereon, are hereinafter referred to as the "Property").

   B. Pursuant to an Indenture of Trust (the "Indenture") dated as of February 1, 1987 from the Housing and Redevelopment Authority of the City of St. Paul, Minnesota ("Issuer") to the First Trust Company,Inc., as trustee ("Trustee"), Issuer issued a Multifamily Housing Revenue Bond, Series 1987 (Highland Ridge Project) in the principal amount of $15,000,000 (the "Bond"), the proceeds of which were used to fund a certain mortgage loan (the "Loan"), in the original principal amount of $15,000,000, made by Issuer as of February 1, 1987 to Developer.

   C. The Loan was made pursuant to a Loan Agreement dated as of February 1, 1987 between Developer and Issuer (the "Loan Agreement"), and is secured by a Building Loan Mortgage and Security Agreement dated as of February 1, 1987 (the "Mortgage") covering the Property, and various other loan documents described in the Loan Agreement (collectively, the "Loan Documents". Capitalized terms used herein which are not otherwise defined herein shall have the meanings as defined in the Loan Documents).

   D. Pursuant to the Indenture, and with the consent of Developer, the Loan Agreement, the Note, the Mortgage, certain other documents and property and all payments to be made by Developer under the Loan Agreement (except certain specified payments) were assigned by Issuer to the Trustee as security for the Bond.

   E. The Bond is owned and held by Summit Tax Exempt L.P. II, a Delaware limited partnership ("Summit").

   F. In accordance with Section 8-2 of the Indenture, as the single owner of the Bond, Summit is the "Acting Party", and has the sole authority to take actions in respect of any "Event of Default" under the Indenture and has the right to exercise certain remedies under the Loan Agreement.

    G. Stuart H. Nolan, a general partner of Developer, acknowledges and agrees on behalf of himself and Developer, that an Event of Default has occurred and is continuing under the Loan Documents by reason of the failure of Developer to pay the full amount of Base Interest (the "Interest Default"), and real estate taxes when due (the "Tax Default", and the Interest Default and the Tax Default are referred to together as the "Defaults").

   H. As a result of the Defaults, Summit is entitled to declare the obligations of Developer under the Loan Documents to be immediately due and payable.

   I. Developer has requested that Summit forbear from exercising its right to commence foreclosure of the Mortgage.

   J. Developer has also requested that Summit indicate its willingness to resolve the existing defaults with respect to the Loan in the context of a settlement and forbearance agreement and to enter into a certain Forbearance Agreement by and among Developer, and Summit of even date herewith (the "Forbearance Agreement").

   K. Summit is willing to forbear from exercising its rights to commence an action to foreclose the Mortgage, and to enter into the Forbearance Agreement, only if, inter alia, Stuart H. Nolan ("Guarantor") as guarantor, executes and delivers this Guaranty.

                                    AGREEMENT

   NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, and in order to induce Summit, in its capacity as the Acting Party, to so acknowledge and consent, Guarantor hereby guarantees, covenants and agrees with Summit as follows:

   1. As used herein, the following terms shall have the following meanings:

   Asset Transfer: The term "Asset Transfer" shall mean the transfer of an asset by Guarantor other than in exchange for an asset with a value at the time of the transfer at least equal to the fair market value of the asset transferred.

   Cure Period: The term "Cure Period" shall have the meaning given in the Forbearance Agreement.

   Debt: The term "Debt" shall mean all principal, interest, additional interest, deferred interest, contingent interest and other sums of any nature whatsoever which may or shall become due and payable pursuant to the provisions of the Loan Documents and the Forbearance Agreement.

   Forbearance Termination Event: The term "Forbearance Termination Event" shall have the meaning given in the Forbearance Agreement.

   Guaranteed Portion of the Debt: The term "Guaranteed Portion of the Debt" shall mean three million ($3,000,000) dollars.

   Guarantor: The term "Guarantor" shall mean Stuart H. Nolan.

   Manager: The term "Manager" shall mean StuartShelard Management.

   Net Worth: The term "Net Worth" shall mean the net worth of Guarantor as determined by valuing his assets and liabilities at fair market value, and as substantiated by the Required Financial Statements.

   Required Financial Statements: The term "Required Financial Statements" shall mean financial statements of Guarantor in form and substance reasonably satisfactory to Summit covering each calendar year occurring during the term of this Guaranty, which financial statements shall be certified by Guarantor and shall be delivered to Summit within 60 days after the end of each such calendar year.

   2. So long as Guarantor is a general partner of Developer or is otherwise in control of Developer Guarantor hereby absolutely and unconditionally guarantees to Summit the payment of the Guaranteed Portion of the Debt if a Forbearance Termination Event has occurred which has not been cured within the applicable Cure Period and thereafter there is a default under the provisions of paragraph 5B of the Forbearance Agreement, and thereupon Summit shall have the absolute and unconditional right to make immediate demand for payment on this Guaranty and to immediately pursue all rights and remedies of any nature whatsoever available to Summit to enforce the obligations of Guarantor under this Guaranty.

   3. Subject to the limitations of liability contained in this Guaranty and subject only to the matters, items and transactions contemplated under and effectuated by the Forbearance Agreement, other documents and instruments relating thereto and this Guaranty (the "Transaction"), and only so long as Guarantor is a general partner of Developer or is otherwise in control of Developer, Guarantor shall indemnify and hold Summit, its affiliates and its agents harmless from and against any lender liability or lender liability-type claim, suit, judgment or action (including related costs and expenses) arising out of the Transaction brought by Developer, Guarantor, Manager or any other entity under the direct control of Guarantor. The aggregate liability of Guarantor under this paragraph and for the Guaranteed Portion of the Debt under this Guaranty shall not exceed the sum of $3,000,000.00.

   4. Guarantor further hereby absolutely and unconditionally guarantees to Summit the immediate payment of the Guaranteed Portion of the Debt if Guarantor voluntarily ceases to be in control of Developer directly or indirectly, or voluntarily ceases to be a general partner of Developer, unless Guarantor is simultaneously replaced in control of Developer by a person or entity reasonably acceptable to Summit and a new guaranty in the form of this Guaranty is simultaneously provided to Summit from a guarantor reasonably acceptable to Bondholder, and thereupon Summit shall have the absolute and unconditional right to make immediate demand for payment on this Guaranty and to immediately pursue all rights and remedies of any nature whatsoever available to Summit to enforce the obligations of Guarantor under this Guaranty.

   5. All moneys available to Summit for application in payment or reduction of the Debt may be applied by Summit in such manner and in such amounts and at such time or times and in such order, priority and proportions as provided in the Forbearance Agreement. Guarantor agrees that no portion of any sums applied, from time to time, in reduction of the Debt (other than sums paid by guarantor pursuant to the provisions of this Guaranty) shall be deemed to have been applied in reduction of the Guaranteed Portion of the Debt until such time as the portion of the Debt (other than the Guaranteed Portion of the Debt) has been paid in full, it being the intention hereof that the Guaranteed Portion of the Debt shall be the last portion of the Debt to be paid. This Guaranty shall remain in full force and effect and shall not be deemed discharged until the earlier to occur of (a) the date upon which the entire Debt has been paid in full, or (b) the date upon which all of the obligations and liabilities of Guarantor hereunder have been performed and discharged by Guarantor in accordance with the provisions of this Guaranty, or (c) the date upon which Guarantor has no further liabilities under this Guaranty.

   6. Guarantor hereby consents that from time to time, before or after the occurrence of any Forbearance Termination Event or the expiration of any Cure Period, with or without further notice to or assent from Guarantor, any security at any time held by or available to Summit for any obligation of Developer, or any security at any time held by or available to Summit for any obligation of any other person or party secondarily or otherwise liable for all or any portion of the Debt may be exchanged, surrendered or released and any obligation of Developer, or of any such other person or party, may be changed, altered, renewed, extended, continued, surrendered, compromised, waived or released in whole or in part, or any default with respect thereto waived, and Summit may fail to set off and may release, in whole or in part, any balance of any deposit account or credit on its books in favor of Developer, or of any such other person or party, and may extend further credit in any manner whatsoever to Developer, and generally deal with Developer or any such security or other person or party as Summit may see fit; and Guarantor shall remain bound under this Guaranty notwithstanding any such exchange, surrender, release, change, alteration, renewal, extension, continuance, compromise, waiver, inaction, extension of further credit or other dealing.

   7. Guarantor hereby waives (a) notice of acceptance of this Guaranty, and the execution and delivery of the Forbearance Agreement; (b) presentment and demand for payment of the Debt or any portion thereof; and (c) protest and notice of dishonor or default to Guarantor or to any other person or party with respect to the Debt or any portion thereof.

   8. This Guaranty is a guaranty of payment and not of collection and Guarantor further waives any right to require that any action other than a Foreclosure or Receivership as defined in the Forbearance Agreement be brought against Developer or any other person or party or to require that resort be had to any security or to any balance of any deposit account or credit on the books of Summit in favor of Developer or any other person or party, as a condition precedent to either Summit seeking recovery under this Guaranty. Notwithstanding any payments made by Guarantor pursuant to the provisions of this Guaranty, Guarantor shall not seek to enforce or collect upon any rights which Guarantor now has or may acquire against Developer either by way of subrogation, indemnity, reimbursement or contribution for any amount paid under this Guaranty, nor shall Guarantor file, assert or receive payment on any claim, whether now existing or hereafter arising, against Developer subsequent to the commencement of a case by or against Developer under the Bankruptcy Code or under any other applicable federal or state bankruptcy, insolvency or similar law.

   9. Each reference herein to Summit shall be deemed to include its successors and assigns, in whose favor the provisions of this Guaranty shall also inure.

   10. No delay on the part of Summit in exercising any right or remedy under this Guaranty or failure to exercise the same shall operate as a waiver in whole or in part of any such right or remedy. No notice to or demand on Guarantor shall be deemed to be a waiver of the obligation of Guarantor or of the right of Summit to take further action without notice or demand as provided in this Guaranty.

   11. This Guaranty may only be modified, amended or changed by an agreement in writing signed by Summit and Guarantor, and shall in no event be terminated except in accordance with the provisions of this Guaranty. No waiver of any term, covenant or provision of this Guaranty shall be effective unless given in writing by Summit and if so given by Summit shall only be effective in the specific instance in which given.

   12. Guarantor acknowledges that this Guaranty and Guarantor's obligations under this Guaranty are and shall at all times be absolute and unconditional in all respects, and are and shall at all times be valid and enforceable irrespective of (a) any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Guaranty and the obligations of Guarantor under this Guaranty or the obligations of any other person or party (including, without limitation, Developer) relating to this Guaranty or the obligations or Guarantor hereunder or otherwise with respect to the Debt or (b) any modification, impairment, abatement, reduction, release or limitation, in whole or part, of interest payable by Developer under the Note, Forbearance Agreement and the other Loan Documents pursuant to an order by a bankruptcy court or other court of competent jurisdiction in any proceeding brought under the Bankruptcy Code or under any other applicable federal or state bankruptcy, preference or fraudulent conveyance law or similar law, it being expressly acknowledged and agreed by Guarantor that if any such modification, impairment, abatement, reduction, release or limitation, in whole or part, is so ordered in any such proceeding, Guarantor's obligations under this Guaranty will nevertheless continue to be determined as if such order had not been issued (i.e., as if Developer were still obligated to pay interest under the Note and the other Loan Documents to Summit at the interest rate provided for thereunder on the entire outstanding principal balance of the Loan). This Guaranty sets forth the entire agreement and understanding of Summit and Guarantor with respect to the matters covered by this Guaranty, and Guarantor absolutely, unconditionally and irrevocably waives any and all right to assert any defense, setoff, counterclaim or crossclaim of any nature whatsoever with respect to the obligations of any other person or party (including, without limitation, Developer) relating to this Guaranty or with respect to the Debt in any action or proceeding brought by

Summit to collect the Debt, or any portion thereof. Guarantor acknowledges that no oral or other agreements, understandings, representations or warranties exist with respect to this Guaranty or with respect to the obligations of Guarantor under this Guaranty, except those specifically set forth in this Guaranty.

   13. GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND SUMMIT BY ITS ACCEPTANCE OF THIS GUARANTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH, OUT OF OR OTHERWISE RELATING TO THIS GUARANTY.

   14. If either a petition is filed under the Bankruptcy Code or under any other applicable federal or state bankruptcy, preference or fraudulent conveyance law or other similar law in regard to Developer, or an action or proceeding is commenced for the benefit of the creditors of Developer, this Guaranty shall at all times thereafter remain effective in regard to any payments or other transfers of assets to Summit received from or on behalf of Developer which are held voidable on the grounds of preference, fraudulent conveyance or otherwise, whether or not the Debt has been paid in full.

   15. If at any time any payment, or portion thereof, made by, or for the account of, Guarantor on account of the obligations under this Guaranty is set aside by any court or trustee having jurisdiction as a voidable preference, fraudulent conveyance or otherwise as being subject to avoidance or recovery under the provisions of the Bankruptcy Code or under any other applicable federal or state bankruptcy, preference or fraudulent conveyance law or similar law, Guarantor hereby agrees that this Guaranty (a) shall continue and remain in full force and effect or (b) if previously terminated as a result of Guarantor having fulfilled Guarantor's obligations hereunder in full or as a result of Summit having released Guarantor from its obligations and liabilities hereunder, shall without further act or instrument be reinstated and shall thereafter remain in full force and effect, in either case with the same force and effect as though such payment or portion thereof had not been made, and if applicable, as if such previous termination had not occurred.

   16. Any notice, demand or other communication which any party hereto may desire or may be required to give to any other party hereto shall be in writing, and shall be deemed given (a) if and when personally delivered, (b) upon receipt if sent by a nationally recognized overnight courier addressed to a party at its address set forth below, or (c) on the third (3rd) business day after being deposited in United States registered or certified mail, postage prepaid, addressed to a party at its address set forth below, or to such other address as the party to receive such notice may have designated to all other parties by notice in writing in accordance herewith:

If to Summit:    Summit Tax Exempt L.P. II
                 c/o Related Capital Company
                 625 Madison Avenue
                 New York, New York 10022-1801
                 Attention: Mr. Bruce Brown

With copies to:  Best & Flanagan, P.L.L.P.
                 4000 First Bank Place
                 601 South 2nd Avenue
                 Minneapolis MN 55402
                 Attention: Richard A. Peterson

and to:          Battle Fowler LLP
                 Park Avenue Tower
                 75 East 55th Street
                 New York NY 10022
                 Attention: Eric Landau

If to Guarantor: Mr. Stuart H. Nolan
                 c/o Stuart Shelard Management
                 1050 W. 80th Street
                 Bloomington, MN 55420-1000

With a copy to:  Ravich, Meyer, Kirkman & McGrath, P.A.
                 4545 IDS Center
                 80 South 8th Street
                 Minneapolis MN 55402-2225
                 Attention: Paul Ravich

Each party to this Guaranty may designate a change of address by written notice given to the other parties as provided in this paragraph and shall be deemed effective at the time as provided in this paragraph.

   17. This Guaranty is, and shall be deemed to be, a contract entered into under and pursuant to the laws of the State of Minnesota and shall be in all respects governed, construed, applied and enforced in accordance with the laws of the State of Minnesota. No defense given or allowed by the laws of any other state or country shall be interposed in any action or proceeding hereon unless such defense is also given or allowed by the laws of the State of Minnesota.

   18. Guarantor agrees to submit to personal jurisdiction in the State of Minnesota in any action or proceeding arising out of this Guaranty and, in furtherance of such agreement, Guarantor hereby agrees and consents that without limiting other methods of obtaining jurisdiction, personal jurisdiction over Guarantor in any such action or proceeding may be obtained within or without the jurisdiction of any court located in the State of Minnesota and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon Guarantor by registered or certified mail to or by personal service at the last known address of Guarantor, whether such address be within or without the jurisdiction of any such court.

   19. No exculpatory provisions contained in the Note, the Mortgage, any of the other Loan Documents, or in any other document or instrument executed and delivered in connection therewith or otherwise with respect to the Loan shall in any event or under any circumstance be deemed or construed to modify, qualify or affect in any manner whatsoever the personal recourse obligations and liabilities of Guarantor under this Guaranty.

   20. Notwithstanding anything to the contrary contained in this Guaranty other than the provisions of paragraphs 14 and 15 hereof, Summit shall not make a demand for payment under this Guaranty nor commence any action or proceeding to enforce the obligations of Guarantor under this Guaranty if:

     (a) Guarantor dies or involuntarily ceases to be a general partner of Developer, and thereupon this Guaranty shall be of no further force or effect and Summit shall, upon request of Guarantor or his representative, confirm such termination of this Guaranty; or

     (b) a Post-Forbearance Transfer of the Project occurs as provided in paragraph 5 of the Forbearance Agreement, and upon the completion of such Title Transfer this Guaranty shall be of no further force or effect and Summit shall, upon request of Guarantor, confirm such termination of this Guaranty.

If a Forbearance Termination Event occurs which is cured with the applicable Cure Period, then Guarantor shall have no liability under this Guaranty arising out of that particular Forbearance Termination Event, but the provisions of this Guaranty shall continue to remain in full force and effect and Guarantor shall not be discharged hereunder except in accordance with the provisions of paragraph 5 of this Guaranty. Summit shall have the absolute and unconditional right to make immediate demand for payment on this Guaranty and to immediately pursue all rights and remedies of any nature whatsoever available to Summit to enforce the obligations of Guarantor under this Guaranty if the Debt is not so brought current, or if a default occurs under paragraph 5B of the Forbearance Agreement.

   21. Guarantor shall not by reason of an Asset Transfer cause the Net Worth of Guarantor to be less than three million ($3,000,000) dollars (the "Minimum Net Worth Requirement"). If the Net Worth of Guarantor falls below the Minimum Net Worth Requirement at any time during the term of this Guaranty by reason of an Asset Transfer, the Minimum Net Worth Requirement shall cease to be satisfied for the purposes of this Guaranty and for determining whether a Forbearance Termination Event has occurred.

   22. Notwithstanding anything contained herein, on or prior to        , 1996,
Guarantor shall deliver to Summit a Required Financial Statement dated December 31, 1995.

   23. If any term, covenant or provision of this Guaranty shall be held to be invalid, illegal or unenforceable in any respect, this Guaranty shall be construed without such term, covenant or provision, and the parties shall cooperate to amend this Guaranty to the extent possible to conform to the original intent of any such invalid, illegal or unenforceable term, covenant or provision.

   24. Guarantor acknowledges that he (i) has had the opportunity to obtain advice of counsel of his own choosing in connection with the negotiations concerning this Guaranty and the drafting and other preparation of this Guaranty; (ii) has read the Guaranty, has had the Guaranty fully explained by such counsel, and is fully aware of its contents and legal effects; (iii) has entered into this Guaranty of his own free will and accord and without threats, coercion, fraud or duress of any kind and (iv) is not relying on any representation, statement or warranty of any person, party or entity regarding this Guaranty or the transactions contemplated hereby, except as set forth in this Guaranty.

   25. IN WITNESS WHEREOF, the undersigned has duly executed this Guaranty as of the day and year first above set forth.


                                              ---------------------------------
                                              Stuart H. Nolan

                                     JOINDER

   Summit hereby joins in the execution and delivery of this Guaranty solely and exclusively for the purpose of acknowledging its acceptance of this Guaranty and its agreement to be bound by the terms, conditions and limitations set forth in this Guaranty.



                                              SUMMIT TAX EXEMPT L.P. II,
                                              a Delaware limited partnership


                                              By _____________________________
                                                 Name_________________________
                                                 Title________________________

                                   EXHIBIT B
                                      TO
                            FORBEARANCE AGREEMENT

                       RELEASE AND COVENANT NOT TO SUE

   This Release and Covenant Not to Sue is given this    day of    , 1996, by
    ("Limited Partner"), to and for the benefit of Summit Tax Exempt L.P. II, a Delaware limited partnership ("Bondholder"), and its partners, successors and assigns.

                                   RECITALS

   A. Limited Partner is one of the limited partners of Highland Ridge Limited Partnership, a Minnesota limited partnership ("Developer"). Developer is the owner of a 228-unit multifamily residential rental housing development known as Highland Ridge Apartments, located in the City of St. Paul, Ramsey County, Minnesota (the "Project"). The cost of acquiring, constructing, improving and equipping the Project was financed by the Housing and Redevelopment Authority of the City of St. Paul (the "Issuer"), by the issuance of its Multifamily Housing Revenue Bond, Series 1987 (Highland Ridge Project), in the principal amount of $15,000,000 (the "Bond"), pursuant to a Resolution adopted as of January 28, 1987 (the "Resolution").

   B. The terms of the Bond, the security therefor, the rights and remedies of the holders thereof, and various other matters in connection therewith were prescribed pursuant to an Indenture of Trust dated as of February 1, 1987 (the "Indenture"), between Issuer and First Trust National Association, formerly known as First Trust Company, Inc., a Minnesota corporation, as Trustee.

   C. Proceeds of the Bond were loaned to Developer by Issuer pursuant to a Loan Agreement between Issuer and Developer dated as of February 1, 1987 (the "Loan Agreement"), which evidenced the indebtedness of Developer in the amount of $15,000,000.

   D. The Bond issued pursuant to the Indenture was purchased and is owned as of the date hereof by Bondholder. Capitalized terms not defined herein shall have the meanings as defined in the Forbearance Agreement.

   E. Developer has failed to pay when due certain amounts of Base Interest as defined in the Indenture, which constitutes an Event of Default pursuant to various provisions of the Loan Documents as defined in the Indenture. Additionally, Developer has failed to pay certain real property taxes and assessments when due, which also constitutes an Event of Default pursuant to various provisions of the Loan Documents.

   F. Pursuant to Section 8-2(a) of the Indenture, Bondholder, as the sole owner of the Bond, is the designated "Acting Party" with the sole authority to take actions with respect to any Event of Default. Developer has requested that Bondholder, in its capacity as Acting Party, agree to forbear from enforcing its remedies as a result of certain defaults with respect to the non-payment of Base Interest, taxes, assessments and insurance when due, as provided in a Forbearance Agreement between Bondholder and Developer, a copy of which is attached hereto as Exhibit A.

   G. Limited Partner will obtain substantial benefits if Bondholder enters into the Forbearance Agreement. Bondholder is not willing to enter into the Forbearance Agreement unless Limited Partner grants to Bondholder a release as contemplated in Paragraph 18 of the Forbearance Agreement.

                       RELEASE AND COVENANT NOT TO SUE

   In consideration of the entry into the Forbearance Agreement by Bondholder, and in consideration of the benefits to Limited Partner derived from the Forbearance Agreement, Limited Partner hereby agrees as follows:

   1. Limited Partner hereby confirms the above Recitals, and consents to the entry into and performance of the Forbearance Agreement by the Developer.

   2. Limited Partner hereby irrevocably and unconditionally releases, acquits, waives, and forever discharges Bondholder and each of its agents, partners, employees, representatives, attorneys, and all persons acting by, through, under or in concert with any of them, from any and all legal or equitable charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, defenses, affirmative defenses, rights of set-off, suits, rights, demands, costs, losses, debts, and expenses (including attorneys' fees, accountant or other professional fees and other costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, arising out of any matter, fact or thing occurring on or before the date of the execution of this Release, which Limited Partner now has, owns, holds, or claims to have, own or hold, or which Limited Partner at anytime heretofore had, owned, held or claimed to have had, owned or held against Bondholder in connection with the loan evidenced by the Loan Documents, the Forbearance Agreement, and any dealings related thereto.

   2. If a Forbearance Termination Event occurs and remains uncured after the expiration of any applicable grace or cure period, Limited Partner hereby agrees not to contest, impede or in any way interfere with any Foreclosure or Receivership, including, without limitation, filing any documents or papers (such as answers, motions, claims or counterclaims); and Limited Partner further agrees not to cause or acquiesce in action by or on behalf of Developer to so contest, impede or in any way interfere with any Foreclosure or Receivership.

   3. This Agreement is binding on the heirs, representatives, successors and assigns of Limited Partner and is for the benefit of Bondholder and its partners, successors and assigns.

   Executed this        day of                                , 1996.


                                        LIMITED PARTNER

                                        ___________________________________

                                   SCHEDULE A

                         HIGHLAND RIDGE TAX PAYMENT PLAN

1994 TAX OWED: 57,198.89
1995 TAX TO 3/31/95: 558,779.48
INTEREST TO 4/30/95: 5,021.63
TOTAL DELINQUENT: 621,000.00
1996 TAX DUE: 486,305.74
EST. 1997 TAX DUE: 510,621.02

              94/95     APPROXIMATE     1996         1996         1996        1997         1997          1997
               TAX       DELINQUENT    ESCROW        TAX          TAX        ESCROW        TAX        ESTIMATED
  DATE       PAYMENT      TAX DUE:     PAYMENT     PAYMENT        DUE        PAYMENT     PAYMENT       TAX DUE
 3/15/96                 621,000.00                            486,305.74
 4/15/96  207,000.00+    414,000.00+              243,152.87   243,152.87
 5/15/96                 414,000.00+  48,630.57                194,522.30
 6/15/96                 414,000.00+  48,630.57                145,891.73
 7/15/96                 414,000.00+  48,630.57                 97,261.16
 8/15/96                 414,000.00+  48,630.57                 48,630.59
 9/15/96                 414,000.00+  48,630.57                         -                             510,621.02
10/15/96                 414,000.00+                                        42,551.75                 468,069.27
11/15/96                 414,000.00+                                        42,551.75                 425,517.52
12/15/96                 414,000.00+                                        42,551.75                 382,965.77
 1/15/97  207,000.00+    207,000.00+                                        42,551.75                 340,414.02
 2/15/97                 207,000.00                                         42,551.75                 297,862.27
 3/15/97                 207,000.00                                         42,551.75                 255,310.52
 4/15/97                 207,000.00                                         42,551.75   255,310.51    212,758.77
 5/15/97                 207,000.00                                         42,551.75                 170,207.02
 6/15/97                 207,000.00                                         42,551.75                 127,655.27
 7/15/97                 207,000.00                                         42,551.75                  85,103.52
 8/15/97                 207,000.00                                         42,551.75                  42,551.77
 9/15/97                 207,000.00                                         42,551.75                          -
10/15/97  207,000.00+             -


1ST HALF TAXES ARE DUE ON OR BEFORE 5/15/96
2ND HALF TAXES ARE DUE ON OR BEFORE 10/15/96
*ESTIMATED 1997 TAXES ASSUME 5% INCREASE OVER 1996 TAXES

                                   SCHEDULE B

                     HIGHLAND RIDGE FORBEARANCE AGREEMENT

                               ESTIMATED COSTS

Legal $20,000
Issuer $3,500